Exhibit 99.3

CONTACT:           (206) 622-4191

Doug Southern, Chairman

Cutter & Buck Names Tom Wyatt as CEO

SEATTLE, December 12, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq/NMS: CBUK) today announced it has appointed retail and apparel executive, John T. (“Tom”) Wyatt as the Company’s President and CEO.  Wyatt succeeds Fran Conley, who stepped down in September, and Bill Swint, who had been serving as Interim CEO.  Wyatt brings over 30 years of experience in the retail and apparel business to the position.

“We are extremely pleased that Tom has agreed to join Cutter & Buck,” said Doug Southern, Chairman of the Board.  “We looked at a very solid group of candidates during our search process.  Tom definitely had the experience, background and personal qualities we were looking for in a new CEO.  His skillful leadership will be invaluable as Cutter & Buck moves into a new era.”

Cutter & Buck began the search for a new CEO in July when Fran Conley announced she would step down as Chairman and CEO of the Company.  Bill Swint, Vice President and Manager of Order Fulfillment was named Interim CEO upon Conley’s departure in September.

“We couldn’t have picked a better steward to maintain the operations of the Company during our search process than Bill Swint,” said Southern.  “He has done a marvelous job as our Interim CEO, and we are thankful to have someone of Bill’s caliber and talent in house to take the reins during this period.”

With Swint in place as Interim CEO, the Board, working with an outside consultant, began to compile a list of potential candidates.  That process concluded with the selection of Wyatt, who will assume his responsibilities as CEO immediately.

Wyatt began his career as a specialty account sales representative for VF Corporation (Vanity Fair brand).  He stayed with VF for 23 years, becoming President of Vanity Fair Intimates Coalition in 1995.  From there he was named president of Intimate Apparel for Warnaco Intimate Apparel in 1997; became Chairman and CEO of Parisian, a Division of Saks, Inc. in 1998; and subsequently assumed the role of President at Warnaco Intimate Apparel/Sportswear.

“I am extremely excited about joining Cutter & Buck,” said Wyatt.  “This is a company with a tremendous future.  It is strong financially and has a strong brand with excellent products, a loyal customer base and a very talented team of employees.  I am looking forward to working with them and the Board to set a firm direction for the future.”

Wyatt, 49, and his wife Cheryl, will relocate to Seattle in the near future.  The Wyatts are parents of two grown daughters.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking statements.  Those factors include, but are not limited to the following: relations with and the performance of suppliers; our ability to control costs and expenses including costs associated with the upgrade and replacement of some of our computer systems, regulatory compliance and personnel matters; our ability to carry out successful designs, effectively advertise and communicate with the marketplace and penetrate our chosen distribution channels; costs associated with the indemnification of former officers; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; our need to maintain the integrity of our technology and information systems while enhancing and changing systems; our need to attract and retain employees during intensive organizational change; our need to maintain satisfactory relationships with our banking partners; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, rich detailing, and high quality materials and manufacturing.